EXHIBIT 99.1

FOR IMMEDIATE RELEASE September 29, 2008	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS ANNOUNCES STOCK REPURCHASE PROGRAM

ALBUQUERQUE, NEW MEXICO, September 29, 2008 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) announced today that it plans to begin a stock repurchase program whereby up to one million shares of its common stock may be repurchased in the open market or in privately negotiated purchases from time to time, depending on market conditions and other factors.  The purchases will be funded from available working capital and will be made in accordance with applicable securities laws and regulations.  The Company currently has approximately 4,583,348 shares of common stock outstanding.

The Company’s Chairman, President and CEO, Michael L. Bowlin, stated, “At current price levels, we believe Bowlin Travel Centers common stock represents an attractive investment opportunity for the Company.  We view this repurchase program as being an effective use of the Company’s available cash to enhance shareholder value.”

The Company operates full-service travel centers and restaurants strategically located on major interstate highways that offer brand name food and gasoline, and a unique variety of Southwestern merchandise to the traveling public in New Mexico and Arizona.

Visit our web site at:  www.bowlintc.com